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                                    EXHIBIT 2

                            ASSET PURCHASE AGREEMENT


         THIS ASSET PURCHASE AGREEMENT (the "AGREEMENT") is entered into this 6th day of September, 2001, by and between SNAP2 Corporation, a Nevada corporation with its principal place of business at 10641 Justin Drive, Urbandale Iowa, ("SNAP2"), ISES Canada Incorporated, a Canadian corporation organized under the laws of the Province of Ontario and a wholly-owned subsidiary of SNAP2 ("ISES"), (SNAP2 and ISES being referred to herein collectively as "SELLER"), and Inflight Digital Limited, a company incorporated under the laws of England and Wales with its principal office located at 44 North Street, Chichester West Sussex, U.K. ("BUYER").

                                   RECITALS:

         A. WHEREAS, Seller is a software product developer and service provider for embedded systems, including but not limited to in-flight entertainment systems for passenger aircraft ("IFE") and Seller owns, leases or is a licensee for the tangible and intangible property used in connection with its IFE business.

         B. WHEREAS, Seller desires to sell to Buyer, and Buyer desires to buy from Seller, all of the IFE Assets (as hereinafter defined) comprising Seller's IFE business, all subject to the terms and conditions set forth herein.

         In consideration of the foregoing and of the mutual representations, warranties, covenants, and agreements and upon the terms and subject to the conditions hereinafter set forth, the parties agree as follows:

                                    ARTICLE I

                           TERMS OF PURCHASE AND SALE

         1.1      PURCHASE AND SALE OF IFE ASSETS.

         Subject to the terms and conditions hereof and in reliance upon the representations, warranties and agreements contained herein, Seller will sell to Buyer, and Buyer will purchase from Seller, at the Closing (as defined in SECTION 8.1), all personal assets, rights, benefits and privileges, both tangible and intangible, wherever located, owned, leased, licensed, used or held for use by Seller in connection with Seller's IFE business and operations, except as otherwise specifically provided herein (collectively, the "IFE ASSETS"), free and clear of any and all options, pledges, mortgages, security interests, liens, charges, burdens and other encumbrances or adverse claims whatsoever ("ENCUMBRANCES").

         The IFE Assets shall include, without limitation, all of Seller's right, title and interest in, to and under the following:

         (a) All of Seller's rights and obligations under contracts with airline operators for the provision of IFE products and services existing as of the Closing Date, (the "IFE

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                  Contracts"), as the same are exhaustively included in the
                  following contracts as at the date of this Agreement or as shall be added by notice in writing by Seller to Buyer and accepted by Buyer as at the Closing Date:

                  Rockwell/Air France
                  AOM
                  BA
                  Delta Air Lines
                  Lan Chile
                  Qantas
                  Aer Lingus
                  TAM Linhas Aereas S.A.

         (b) All of Seller's rights and obligations under license and distribution agreements relating to its IFE business existing as of the Closing Date (the "License and Distribution Agreements"), as the same are exhaustively included in the following contracts: (i) the Tetris Company, L.L.C.; and (ii) Lonely Planet Publications;

         (c) A perpetual, royalty-free, exclusive world-wide license to use for IFE business subsequent to the Closing Date, Seller's intangible properties and rights relating to Seller's IFE business, wherever located and whether or not described or referred to herein, including without limitation all of the service marks, copyrights, franchise, software, licenses, trademarks, trade names, patents, jingles, slogans, logos, publishing rights and other similar intangible assets (including disclosure of know-how) maintained, owned, used, held for use or otherwise held by Seller in connection with its IFE business (including any and all applications, registrations, extensions, renewals and rights to sue for past infringements relating thereto) and all of the rights, benefits and privileges associated therewith (the "Intellectual Property") including, but not limited to, the assets listed in Schedule 3.7, (with the exception of all software files relating to the game known as "Mr. Sneaky" ("Mr. Sneaky") which are provided for the limited purpose of permitting Buyer to support those IFE customers, if any, utilizing such game until expiration of the current agreement with respect thereto) all related source code and documentation, constituting the IFE Business trademarked as the "Airsoft Travel Kit" (a/k/a "SNAP2 Travel Kit") with the right to develop, modify and adapt the same for use in the IFE Business (and Buyer shall own absolutely all the rights arising out of such development, modification or adaptation), and further with the right to test, sell or otherwise distribute IFE products incorporating or created using any of the Intellectual Property and to integrate such products into other IFE products;

         (d) Originals or, if originals are unavailable, copies of Seller's files, books, and records relating to the IFE Assets, including without limitation, tapes, computer disks and electronic data processing software used or usable in the operation of the IFE business (including all software necessary to enable Buyer to comply with its obligations under the IFE Contracts and/or the Licensing and Distribution Agreements), operating manuals, user guides, accounting journals, customer lists,


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                  marketing plans, leads and information relating to targeted customers, IFE strategy and IFE market analysis (the "IFE Documentation");

         (e) All other tangible personal property and physical assets utilized by Seller solely in connection with the operation of its IFE business (the "IFE Tangible Property") including but not limited to:1 PCU hand controller; 1 AVU seat-back computer; 2 RGB seat-back displays; 2 sets of cables; and

         (f)      All goodwill relating to the IFE business.

         1.2      EXCLUDED ASSETS.

         Notwithstanding anything to the contrary in this Agreement, Seller will not sell or deliver to Buyer, and Buyer will not acquire from Seller, any assets of Seller not used in connection with Seller's IFE business including but not limited to all contracts of employment with the Seller's employees, all of which shall not be included in the term "IFE Assets."

         1.3      ASSUMPTION OF CERTAIN OBLIGATIONS.

         At the Closing, and subject to the limitation set forth at Section 1.3(z) below, Buyer will assume and will be liable for Seller's obligations to render performance under the IFE Contracts and the License and Distribution Agreements insofar as the same have been disclosed to the Buyer prior to the date of this Agreement. Buyer will not assume and will not be liable for any other obligations of Seller; provided, however, that Buyer, in its sole discretion and without otherwise incurring any liability for other obligations of Seller not assumed by it, may perform on behalf of Seller certain of Seller's obligations not otherwise assumed hereunder and, in any such event shall be entitled to reduce the Purchase Price (as defined in Section 2.1(a) below) by an amount equal to the cost to Buyer to perform such obligation. Such reduction of the Purchase Price shall be accomplished by making a claim against and reducing the Post Closing Escrow Deposit for as long as the Post Closing Escrow Deposit remains deposited with the Escrow Agent (and is not exhausted). Without limiting the generality of the immediately preceding sentence, Seller will retain and be solely responsible for (w) any claims, causes of action or pending or threatened litigation or proceedings (including without limitation any environmental or tort liabilities) relating to or arising out of any acts, facts, circumstances, events or conditions occurring or existing prior to the Closing Date (as defined in Section 8.1), regardless of when such claims or causes of action are asserted or such litigation or proceedings are commenced, (x) any liabilities, the existence or amount of which constitute a breach of a representation, warranty or covenant of Seller contained in this Agreement or any document executed and delivered by Seller to Buyer pursuant to this Agreement, (y) any liability, costs or claims of any nature by or in respect of any of the employees, officers, agents or contractors of Seller whether or not engaged in the IFE Business, none of which are assumed by Buyer hereunder, and (z) any claims, causes of action or any pending or threatened litigation or proceedings and any liability thereby arising in respect of Mr. Sneaky, other than any liability assumed by Buyer to support those IFE customers, if any, utilizing such game until the expiration of the current IFE Contract with respect thereto provided that the Seller shall not be under any such liability in respect of Mr. Sneaky where such liability arises as a result of the Buyer's misuse of the rights licensed to it in connection


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with Mr. Sneaky (that is, any use of Mr. Sneaky software files other than for the limited purpose described in Section 1.1(c) above).

         1.4      TRANSFER, CONVEYANCE AND ASSUMPTION.

         Seller shall execute and deliver to Buyer at the Closing a Bill of Sale and Assignment in substantially the form attached hereto as EXHIBIT A (the "BILL OF SALE") and all such other assignments, endorsements and instruments of transfer necessary or appropriate to carry out the intent of this Agreement and to vest in Buyer title to all of the Assets and all rights, title and interest of Seller thereto. All of the IFE Assets will be sold (or licensed) free and clear of all liens, pledges, encumbrances and claims of third parties. Buyer shall execute and deliver to Seller at the Closing an Assignment and Assumption Agreement in substantially the form attached hereto as EXHIBIT B (the "ASSUMPTION AGREEMENT").

                                   ARTICLE II

                          PURCHASE PRICE AND ROYALTIES

         2.1      PURCHASE PRICE/ESCROW OF FUNDS.

         (a) The purchase price for the IFE Assets shall be the sum of One Million Five Hundred Thousand Dollars ($1,500,000 U.S.) reduced by an amount equal to the aggregate total of all prepaid maintenance revenues received by Seller prior to the Closing Date for maintenance services to be rendered by Buyer after the Closing Date (as so adjusted, the "PURCHASE PRICE"). The Purchase Price as so determined and subject to the reduction therein to fund the Post Closing Escrow as defined and described in subparagraph (b) below, shall be paid by Buyer at Closing by wire transfer of immediately available funds to an account which will be identified by Seller not less than two (2) days prior to the Closing Date.

                  (i) On the Closing Date, Buyer shall cause to be paid in immediately available funds by wire transfer to Bankers Trust Company, N.A., Des Moines, Iowa as Escrow Agent, One Hundred Fifty Thousand Dollars ($150,000) being the balance of the Purchase Price after the determination and partial payment of the Purchase Price to Seller pursuant to subparagraph (a) above. The One Hundred Fifty Thousand Dollar ($150,000) balance of the Purchase Price, will be retained by the Escrow Agent as security for Seller's obligations to Buyer following the Closing, pursuant to the terms of the Escrow Agreement (the "POST CLOSING ESCROW"). Pursuant to the Escrow Agreement, to be in substantially the form attached hereto as Exhibit C, ninety (90) days following the Closing, 50% of the Post-Closing Escrow, together with the earnings thereon, after reduction of any claims by Buyer against the Post Closing Escrow, including but not limited to claims arising from (i) the failure of Seller to perform any of its obligations hereunder;
                           (ii) any representation and warranty made herein by Seller being untrue or inaccurate in any respect; and
                           (iii) the performance by Buyer of any obligation of Seller


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                           not otherwise specifically assumed hereunder; and
                           less the amount of any then unresolved pending claims by Buyer, shall be released from the Post-Closing Escrow and paid to Seller and one hundred and eighty (180) days following Closing the balance (being the remaining 50% of the Post-Closing Escrow together with earnings thereon, after reduction of any claims by Buyer against the Post Closing Escrow including but not limited to any of the examples given) shall be released from the Post Closing Escrow and paid to Seller. Exhaustion or payment in full of the Post Closing Escrow Deposit shall not affect Seller's liability for indemnification or potential liabilities, if any, under other provisions of this Agreement or any of the Other Documents (as defined in Section 3.2 below).

                  (ii) Any amounts deposited in the Post Closing Escrow pursuant to Section 6.6 below, shall only be remitted to Seller or Buyer, as the case may be, as provided in said Section 6.6.

         2.2      ALLOCATION OF PURCHASE PRICE.

         The Purchase Price shall be allocated among the IFE Assets as set forth in Schedule 2.2.

                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller represents and warrants to Buyer as follows:

         3.1      DUE ORGANIZATION AND QUALIFICATION.

         SNAP2 is a corporation duly organized and validly existing under the laws of the State of Nevada and is duly qualified to do business as a foreign corporation in each jurisdiction where such qualification is necessary.

         ISES is a corporation duly organized and validly existing under the laws of the Province of Ontario, Canada, is a wholly owned subsidiary of SNAP2 and is duly qualified to do business as a foreign corporation in each jurisdiction where such qualification is necessary.

         3.2      POWER AND AUTHORITY.

         Seller has all requisite power and authority to: (i) own, lease, license or to otherwise hold and operate the IFE Assets; (ii) carry on the IFE business and operations as they are presently being conducted in the places where such IFE Assets are owned, leased, licensed or otherwise held and where such business and operations are conducted; and (iii) enter into and perform the terms of this Agreement, all other agreements by and between the parties related to the sale of the IFE Assets to Buyer (collectively, the "OTHER DOCUMENTS"), including without limitation the Bill of Sale and the Assumption Agreement, and the transactions contemplated hereby and thereby.


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         3.3      BINDING EFFECT.

         The execution, delivery and performance of this Agreement by Seller have been duly and validly authorized by all requisite corporate action. This Agreement constitutes a legal, valid and binding agreement of Seller, enforceable in accordance with its terms.

         3.4      NO CONFLICT.

         The execution, delivery and performance of this Agreement by Seller (a) will not conflict with the Articles of Incorporation or the Bylaws of Seller;
(b) will not result in any breach or termination of, or constitute a default under, or constitute an event that with notice or lapse of time or both, would become a default under, or result in the creation of any Encumbrance upon any of the IFE Assets under, or create any rights of termination, cancellation or acceleration in any person under any IFE Contract (except to the extent that consent to the assignment of an IFE Contract may be required), lease, arrangement or commitment, or violate any order, writ, injunction or decree to which Seller is a party, by which any of the IFE Assets, business or operations of Seller may be bound or affected or under which any of the IFE Assets, business or operations of Seller receive benefits; and (c) will not result in the violation of any provisions of law applicable to Seller.

         3.5      TITLE TO PROPERTIES; LIENS; CONDITION OF PROPERTIES.

         (a) Seller owns the sole and exclusive right, title and interest in and to all IFE Assets (except that SNAP2's License and Distribution Agreement with Tetris Company is non-exclusive) free and clear of all security interests, mortgages, pledges, liens, conditional sales agreements, leases, encumbrances, easements, charges or claims of third parties of any nature whatsoever, except those which shall be released or discharged at or prior to the Closing.

         (b) All tangible IFE Assets of Seller, and Seller's use of the same, comply and at all times have complied in all respects with all laws, ordinances, codes, regulations and other requirements of any governmental and other authority having jurisdiction over such IFE Assets.

         (c) The tangible IFE Assets being conveyed pursuant to this Agreement, if any, are, and at the Closing will be, in adequate operating condition and repair and suitable for use in the operation of the IFE business, ordinary wear and tear excepted.

         (d) The IFE Assets (not including any which are Excluded Assets) are all the assets which are or may reasonably be required to carry on and operate the IFE business in the manner and to the extent that it has been carried on by Seller prior to the Closing.

         3.6      IFE CONTRACTS.

         (a) No event of default (or event that, with the giving of notice or passage of time, would become an event of default) by Seller or to the knowledge of Seller, the other party thereto exists under any of the IFE Contracts or License and Distribution Agreements


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                  that would permit a party to such IFE Contracts or License and Distribution Agreements to terminate any of the IFE Contracts or License and Distribution Agreements or otherwise deprive Seller of the material benefits under any of the IFE Contracts, and such IFE Contracts and License and Distribution Agreements are legal, valid and binding obligations of the respective parties thereto enforceable in accordance with the terms thereof. No defenses, offsets or counterclaims thereto have been asserted, or to the knowledge of Seller or any of its officers, directors or employees, may be made, by any party thereto other than Seller, and Seller has not waived any substantial rights thereunder.

         (b) The IFE Contracts listed in Article 1.1(a) are all the contracts that Seller has with airline operators for the provision of IFE products and services.

         (c) The License and Distribution Agreements listed in Article 1.1(b) are all the license and distribution agreements that the Seller has relating to its IFE business.

         3.7      INTELLECTUAL PROPERTY.

         (a) Set forth on Schedule 3.7 is a true, correct and complete list of all Intellectual Property owned or used by Seller or that Seller is licensed to use or under which Seller possesses any rights. With the exception of those software files relating to the game known as "Mr. Sneaky" (which are being provided for the limited purpose described in Section 1.1(c) above) all such Intellectual Property rights are valid and subsisting and the Seller is the sole legal and beneficial owner of all of them subject to the benefit of the rights licensed to SNAP2 under the License and Distribution Agreements. None of the products, activities, or operations of Seller infringe, involve, or have resulted in infringement of, or any claim or infringement of, the rights of any other person. Except as disclosed on Schedule 3.7, Seller pays no royalty to anyone with respect to the Intellectual Property and no proceedings have been instituted, are pending or, to the knowledge of Seller, threatened, that challenge the rights of Seller in respect thereof. All employees of Seller and third parties who were involved in the creation of such Intellectual Property rights (other than those licensed to SNAP2 under the Licence and Distribution Agreements) have assigned in favour of Seller or waived any rights which such employees or third parties may have as a result of such creation.

         (b) Seller has legal and beneficial title to the source code form of the software which is the subject of each of the IFE Contracts. Seller has taken all proper precautions to preserve the confidentiality and integrity of all software owned or used by it in relation to the IFE business.

         (c) Seller has not adapted or modified any software held by it on license or used by it without any consent that may be required to such adaptation or modification.

         (d) Seller has not granted any licence of or right to any of the Intellectual Property rights save for the IFE Contracts.


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         3.8      LITIGATION.

         Except as set forth on Schedule 3.8, there is no action, suit, proceeding, investigation, claim, arbitration, litigation or grievance pending against Seller or, to the knowledge of Seller, threatened against Seller relating to the IFE Assets or Seller's IFE business, at law or in equity or before or by any court or federal, state, municipal or other governmental instrumentality, domestic or foreign ("AGENCY" or "AGENCIES"). None of the actions, suits, proceedings, or investigations listed on Schedule 3.8 individually or in the aggregate would (i) if adversely determined, result in any material adverse change in the IFE business, operations or IFE Assets or the condition, financial or otherwise, or results of operations of Seller's IFE business, (ii) if adversely determined, affect the right or ability of Seller to carry on its IFE business substantially as now conducted; or (iii) challenge or seek to prevent, enjoin, alter or materially delay the transactions contemplated hereby. Seller is not subject to any court or Agency order, writ, injunction or decree applicable to the IFE Assets, or the IFE business and operations of Seller and Seller is not in default with respect to any order, writ, injunction, or decree of any court or Agency with respect to the IFE Assets, or the IFE business and operations of Seller.

         3.9      CONSENTS.

         No consent, approval, authorization or order of, or other actions by, or filing with or notification to, any court, Agency or any other person is required in order to permit Seller to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement, except for (i) compliance with the applicable reporting requirements of the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder and (ii) notices to or the receipt of consent from other parties to the IFE Contracts and License and Distribution Agreements.

         3.10     MATERIAL FACTS.

         (a) No representation or warranty made by Seller in this Agreement and no statement made by Seller (a) in any certificate, exhibit, schedule, or other writing executed and delivered by Seller, (b) in any Other Agreement or other document or writing furnished in connection with the transactions herein contemplated and referred to herein or in the Schedules attached hereto, or (c) in any document or other writing delivered to Buyer after the date hereof and on or prior to the Closing Date by or on behalf of Seller, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary in order to make the statements contained herein or therein not misleading.

         (b) There is no fact or matter concerning the IFE business and/or the IFE Assets which if disclosed to the Buyer might reasonably affect the willingness of the Buyer to purchase the IFE Assets or the price or the terms on which the Buyer would be willing to purchase the IFE Assets.

         (c) During the previous 12 months there has been no substantial change in the basis or terms of the IFE Contracts or License and Distribution Agreements apart from


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                  normal price changes, no customer or supplier of the Seller in relation to the IFE business has ceased or substantially reduced its business with the Seller, and no indication has been received by the Seller that there will or may be any such change, cessation or reduction.

         3.11     BROKER'S AND FINDER'S FEES.

         Seller has not incurred any obligation to pay any brokerage commission or finder's fee in connection with the transactions contemplated by this Agreement.

         3.12     FINANCIAL STATEMENTS AND ACCOUNTS

         (a) For the purpose of this Article 3.12, "the Accounts" means the accounts of Seller in relation to the revenues generated by its IFE business for the financial period which ended on June 30, 2001 ("the Accounting Date").

         (b) The Accounts have been prepared in accordance with all generally accepted accounting principles in the US on a basis consistently applied and show a true and fair view of the revenues of the IFE business as at the Accounting Date and are not affected (except as disclosed in the Accounts) by any extraordinary or exceptional item.

         (c) The audited financial statements of SNAP2 for the fiscal year-ended September 30, 2000 have been prepared in accordance with all generally accepted accounting principles in the US on a basis consistently applied and show a true and fair view of the financial condition of SNAP2 at such date and are not affected (except as disclosed in such financial statements) by any extraordinary or exceptional items.

         3.13     INSOLVENCY

         No assignment has been made by Seller for the benefit of its creditors, no receiver, trustee in bankruptcy or similar officer has been appointed to take charge of all or any of Seller's property, no voluntary petition has been filed by Seller and no petition has been filed by any other person in relation to Seller under federal bankruptcy laws or similar state statutes and no analogous event has happened or is pending or threatened whether in the US or any other jurisdiction.

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer hereby makes the following representations and warranties to
Seller:

         4.1      DUE ORGANIZATION AND QUALIFICATION.

         Buyer is a corporation duly organized, validly existing, and in good standing under the laws of England and Wales, and has all requisite corporate power and authority to enter into this Agreement, the Other Documents and to carry out the transactions contemplated herein and therein.


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         4.2      CORPORATE POWER AND AUTHORITY.

         The execution, delivery, and performance of this Agreement by Buyer have been duly authorized by all requisite corporate action. This Agreement constitutes the legal, valid and binding agreement of Buyer, enforceable in accordance with its terms. Buyer has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

         4.3      CONSENTS.

         No consent, approval, authorization or order of, or other action by, or filing with or notification to, any court, Agency, or any other person is required in order to permit Buyer to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement.

         4.4      LITIGATION.

         There is no litigation, action, claim, proceeding or governmental investigation pending or, to Buyer's knowledge, threatened against Buyer which may have a materially adverse affect upon Buyer's ability to perform its obligations under this Agreement.

         4.5      BROKER'S AND FINDER'S FEES.

         Buyer has not incurred any obligation to pay any brokerage commission or finder's fee in connection with the transactions contemplated by this Agreement.

                                    ARTICLE V

                                    COVENANTS

         Seller and Buyer hereby covenant and agree as follows:

         5.1      AFFIRMATIVE COVENANTS.

         Prior to the Closing Date, Seller shall operate its IFE business only in the usual, regular and ordinary course of business consistent with its past business practices, and will use commercially reasonable efforts to:

         (a)      maintain and preserve intact its IFE business and the IFE
                  Assets;

         (b) maintain its tangible properties relating to the IFE business in good operating condition and repair;

         (c) continue all existing policies of insurance (or comparable insurance) relating to the IFE Assets in full force and effect up to and including the Closing Date (and will not cancel any such insurance or take or fail to take any action that would enable the insurers under such policies to avoid liability for claims arising out of any occurrence


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                  prior to the Closing Date without the prior written consent of Buyer) and Seller will supply Buyer with details of all existing policies of insurance and evidence that such policies are in full force and effect up to the Closing Date;

         (d) preserve its present relationships with IFE suppliers, customers and subscribers; and

         (e) maintain its books, accounts and records relating to IFE Assets in the usual, regular and ordinary manner in accordance with generally accepted accounting principles on a basis consistently applied.

         5.2      NEGATIVE COVENANTS.

         Prior to the Closing Date, Seller will not, without the prior written consent of Buyer, do or agree to do any of the following:

         (a) sell, assign, lease or otherwise transfer or dispose of any of the IFE Assets other than in the ordinary course of business;

         (b) do or omit to do any act which will cause a breach of any IFE Contract or License and Distribution Agreements that would provide any party thereto a right to terminate any such Contract or Agreement or modify, change in any respect or terminate any of the IFE Contracts or License and Distribution Agreements;

         (c) engage or make any commitments to engage in any IFE business or activity other than in the ordinary course of business;

         (d) mortgage, pledge, transfer or otherwise dispose of or subject to any Encumbrance any of the IFE Assets;

         (e) waive or release any rights under the IFE Contracts or License and Distribution Agreements of material value;

         (f) enter into, transfer or terminate any IFE Contract or License and Distribution Agreement or other license, arrangement or commitment;

         (g) make or become obligated to make any capital expenditures with respect to Seller's IFE business or enter into commitments therefor; or

         (h) do or omit to do any act which may jeopardize the validity or enforceability of or rights under the IFE Contracts or License and Distribution Agreements.

         5.3      INTERIM OPERATIONS.

         During the period from the date hereof through the Closing of this Agreement, Seller shall continue to operate its IFE business in accordance with the terms hereof.

         5.4      NO SOLICITATION OF OFFERS.

         Neither Seller nor any of its officers, directors, employees or shareholders, nor anyone acting on their behalf will solicit, entertain, encourage or assist any other acquisition proposal with respect to the purchase of, and will not sell or agree to sell, the IFE Assets or any portion thereof to any person other than Buyer.

         5.5      ACCESS TO PROPERTIES AND RECORDS.

         Seller will keep Buyer advised of all developments relevant to the consummation of the transactions contemplated hereby and will cooperate fully in
(a) permitting Buyer or its representatives to make a full investigation of the IFE business of Seller and (b) in bringing about the consummation of the transactions contemplated hereby. Seller will, during regular business hours and upon reasonable notice, afford to Buyer and its representatives full access to all of Seller's offices, IFE records and the employees. Seller will furnish to Buyer all information concerning the IFE business of Seller as Buyer may reasonably request. Promptly upon any change in the information set forth in each of the Schedules referred to herein or any other disclosure in writing from Seller required by this Agreement, Seller will update such Schedules or written disclosures by amendment or supplement. Seller hereby represents and warrants that such Schedules and such written disclosures, as so amended or supplemented, shall be true, correct, and complete as of the date or dates thereof.

         5.6      APPROVALS OF THIRD PARTIES.

         As soon as practicable after the date hereof, Seller and Buyer will each use commercially reasonable efforts to secure all necessary consents, approvals and clearances of third parties that shall be required to consummate the transactions contemplated hereby including, without limitation, the required consents, approvals and clearances of the parties to the IFE Contracts and License and Distribution Agreements other than Seller, and Seller and Buyer will otherwise use commercially reasonable efforts to cause the consummation of such transactions in accordance with the terms and conditions of this Agreement.

         5.7      CONTINUING ACCESS TO BOOKS AND RECORDS; TECHNICAL SUPPORT.

         (a) Seller agrees to provide Buyer, during normal business hours and upon reasonable notice, for a period of three (3) years after the Closing Date, access to the books, records and other underlying data and documentation of Seller relating to the IFE business (but which are not delivered to Buyer in accordance with Article 1.1(d)) for the period prior to the Closing Date. Seller agrees that, for such period, it will preserve and keep intact all such books and records.

         (b) After the Closing Date Seller shall provide technical support on site at Seller's offices (including phone support) or, provided that Buyer shall reimburse Seller for all of its reasonable out-of-pocket travel and lodging expense, at such location as may be reasonably requested by Buyer, equal to six man weeks during the one year period from and after the Closing Date. During such one year period, any technical support in excess of six man weeks will be billed by Seller to Buyer at Seller's then standard hourly rates not to exceed Two Hundred Dollars ($200) per hour. During each of the second full year following the Closing Date and the third full year following the Closing Date, Seller will also provide phone support at the then standard hourly rate for phone support of Seller. Seller represents and warrants that each of Seller's employees providing any of such support shall be knowledgeable about the IFE Assets transferred hereunder and competent to provide such support.

         5.8      NON-COMPETITION AND NON-SOLICITATION OF EMPLOYEES.

         (a) For a period of three (3) years after the Closing Date, Seller hereby covenants and agrees with the Buyer that it will not and will procure that none of its officers, directors and employees who are or have in the most recent 24 month period been engaged in the IFE business, will (as an individual, joint venturer, stockholder, trustee, partner, proprietor, member, agent or employee of any person, or in any other capacity whatsoever);

                  (i) directly or indirectly engage in the business of, or own any debt or equity interest in, manage, operate, join, control, lend money or other assistance to, or participate in or be connected with any Person engaged, directly or indirectly, in any of the Business Activities within the Territory; or

                  (ii) directly or indirectly provide service or services as a consultant, employee, partner, owner or otherwise to any Person engaged, directly or indirectly, in any of the Business Activities within the Territory; or

                  (iii) otherwise directly or indirectly engage in any of the Business Activities within the Territory.

         (b) For a period of three (3) years after the Closing Date, Seller hereby covenants and agrees with the Buyer that it will not and will procure that none of its officers, directors and employees who are or have in the most recent 24 month period been engaged in the IFE business, will (as an individual, joint venturer, stockholder, trustee, partner, member, agent or employee of any Person or in any other capacity whatsoever) directly or indirectly solicit, encourage or endeavour to entice away from Buyer, or otherwise interfere with Buyer's IFE relationship with any Person who is, or was, within the most recent 24 month period, an IFE customer or client of Seller.

         (c) Neither Buyer nor Seller shall, during a period of three (3) years, from and after the Closing Date, without the prior written consent of the other, for its own account or jointly with another, directly or indirectly solicit, or in any manner attempt to solicit, any person employed or engaged by the other party (including, without limitation, any employee or independent contractor known to be engaged by the other party), to leave that person's employment or engagement. Notwithstanding the foregoing, this Section 5.8(c) shall not preclude either party from soliciting any person employed by the other party where such person independently responds to an employment opportunity publicized through posting and/or general advertising by Buyer or Seller to the general public.

         (d) Notwithstanding the foregoing, nothing in this Section 5.8 shall forbid or limit ownership by any of Seller's officers, directors or employees in the aggregate of less than 1% of the outstanding equity interests in any publicly traded company.

         (e)      For the purpose of this Section 5.8:-

                  "BUSINESS ACTIVITIES" shall mean the business of software product development and service provider for embedded IFE Systems;

                  "PERSON" means any individual, corporation, partnership, joint venture, association, limited liability company, proprietorship, joint-stock company, trust, strategic alliance, firm or other entity;

                  "TERRITORY" means (i) the State of Iowa; and (ii) all states contiguous to the State of Iowa; (iii) all other states comprised in the United States of America; (iv) the United Kingdom; (v) the rest of Europe (vi) Australia and (vii) the rest of the world.

         (f)      Seller and Buyer agree that the restrictions contained in this
                  Section 5.8 are reasonable and necessary to protect legitimate interests of each party. In the event that any court later determines that the restrictions in these sections are not reasonable and/or too broad to be enforceable at law or in equity, Seller and Buyer agree that the court is authorized to restrict the scope of these sections to a time, area and/or activity that it deems to be reasonable, so long as the restrictions of the court is no broader than that contained in these sections, and so modified this Section 5.8 shall remain in full force and effect.

         (g) Each party acknowledges that the other party may be irreparably harmed by a breach or threatened breach of any provision of this Section 5.8 and confirms that damages at law may be an inadequate remedy for such breach or threatened breach. Each party agrees that in the event of its breach or threatened breach of any provision, the other party may enforce its rights by specific performance, injunction or other equitable remedy. Nothing contained herein is intended to, or shall, limit the right of either party, in addition to such remedies, to pursue any and all other remedies available to it, including, but not limited to, a suit for damages, for a breach or threatened breach of any provision of this Section
                  5.8. In the event of an action, or proceeding, by any party to enforce the terms and conditions of this Section 5.8 or seeking damages for the breach of this Section 5.8, each party agrees that the prevailing party shall be paid, in addition to any damages caused by a breach of this Section 5.8, all costs and expenses, including, but not limited to, reasonable attorneys' fees, incurred by the prevailing party, in connection with any action or proceeding.

         (h) Notwithstanding anything set forth in this Section 5.8 to the contrary, Buyer agrees that Seller may contract with Rockwell International, for the development of system level core software for utilization in platforms developed by Rockwell International. Any such software development for Rockwell International, shall not be construed as a breach of the noncompetition obligations of Seller included herein.

                                   ARTICLE VI


                       CONDITIONS TO OBLIGATIONS OF BUYER


         The obligations of Buyer under this Agreement shall be subject to the satisfaction on or prior to the Closing Date of all of the following conditions, except such conditions as Buyer may waive in writing:

         6.1      REPRESENTATIONS AND WARRANTIES OF SELLER.

         All of the representations and warranties of Seller in this Agreement or in any Schedule or other written disclosure (the "SELLER'S REPRESENTATIONS") shall have been true and correct when made, and shall be true and correct in all MATERIAL respects on and as of the Closing Date and with the same force and effect as though such Seller's Representations had been made on and as of the Closing Date (and for the avoidance of doubt if any of the Seller's Representations contained in Sections 3.1, 3.2, 3.3, 3.4, 3.5(a), 3.5(d), 3.10(a), 3.10(b) and 3.13 are not true and correct in any respect on and as of the Closing Date it shall be deemed to be "material" for the purpose of this Section).

         6.2      COVENANTS OF SELLER.

         All of the covenants and agreements herein of Seller to be complied with or performed on or before the Closing Date shall have been complied with and performed in accordance with this Agreement.

         6.3      NO MATERIAL ADVERSE CHANGES IN IFE BUSINESS AND DUE DILIGENCE.

         (a) There shall not have occurred any material adverse change in the IFE business or operations of Seller (provided that no material adverse change shall be deemed to have occurred by reason of a general deterioration in the economy or events or conditions generally affecting the embedded software industry). A "material adverse change" as used herein shall include, for the avoidance of doubt, any change to the IFE Contracts (including the installation schedules) between SNAP2 and (i) British Airways; (ii) Qantas; or (iii) Delta Air Lines; which was not given prior approval by Buyer.

         (b) Buyer shall be satisfied with the results of its investigation of the IFE business of the Seller and that it has had full access to information in accordance with Article 5.5.

         6.4      SELLER'S CERTIFICATE.

         There shall be delivered to Buyer a certificate dated as of the Closing Date and signed by the President of SNAP2 to the effect that the conditions set forth in SECTIONS 6.1, 6.2, and 6.3(a) have been met, which certificate shall have the effect of a representation and warranty made by Seller on and as of the Closing Date.

         6.5      LITIGATION.

         At the Closing Date, there shall not be pending or threatened any litigation in any court or any proceeding before any Agency (i) in which it is sought to restrain, invalidate, set aside or obtain damages in respect to consummation of the purchase and sale of the IFE Assets or the other transactions contemplated hereby; (ii) that could, if adversely determined, result in any material adverse change in the IFE Assets; (iii) that could, if adversely determined, have a material adverse effect on the right or ability of Seller to operate the IFE business as now operated; or (iv) as a result of which, in the reasonable judgment of Buyer, Buyer would be deprived of any material benefits of its ownership of the IFE Assets.

         6.6      CONSENTS.

         Seller shall have obtained all orders, approvals of consents of third parties that shall be required to consummate the transactions contemplated hereby, including, without limitation, consents to the assignment of the IFE Contracts and License and Distribution Agreements, and no material conditions or obligations shall have been imposed or incurred in connection therewith; provided, however, that in the event that any necessary consent to the assignment of an IFE Contract is not received by the Closing Date, a percentage of the Purchase Price equal to the percentage of revenues (on an annual calendar year basis) such IFE Contract bears to the revenues of all IFE Contracts (on an annual calendar year basis) shall be deposited by Buyer into the Post Closing Escrow Account (in addition to the sum referred to and for the purpose described in Section 2.1(b) above) and shall be immediately remitted to Seller (together with accrued interest thereon) upon receipt of such consent. In the event that such consent is not received prior to the termination of the Post Closing Escrow, said amount shall be remitted to Buyer (together with accrued interest thereon) and such IFE Contract shall no longer be subject to this Agreement. Notwithstanding anything contained herein to the contrary, Buyer shall not be obligated to close unless and until consents to the transfer of Seller's IFE Contracts with British Airways, Delta, and Qantas have been obtained.

         6.7      INJUNCTION.

         No federal, state or provincial court nor any governmental or regulatory authority of competent jurisdiction shall have issued an injunction or order preventing or limiting in any manner the sale of the IFE Assets to Buyer, nor shall there be pending or threatened any action seeking such an injunction or order.

         6.8      ESCROW AGREEMENT.

         Seller, Buyer and Bankers Trust Company, Des Moines, Iowa shall have executed and delivered the Escrow Agreement in substantially the form attached hereto as Exhibit C.

         6.9      OPINION OF SELLER'S COUNSEL.

         Buyer shall have received an opinion of counsel to SNAP2 in substantially the form and substance attached hereto as Exhibit D, with such modifications as may be acceptable to counsel for Buyer.

                                   ARTICLE VII


                       CONDITIONS TO OBLIGATIONS OF SELLER


         The obligations of Seller under this Agreement shall be subject to the satisfaction on or prior to the Closing Date of all of the following conditions, except such conditions as Seller may waive in writing:

         7.1      REPRESENTATIONS AND WARRANTIES OF BUYER.

         All of the representations and warranties of Buyer contained in this Agreement or in any Schedule or other written disclosure (the "BUYER'S REPRESENTATIONS") shall have been true and correct when made, and shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though the Buyer's Representations had been made on and as of the Closing Date.

         7.2      COVENANTS OF BUYER.

         All of the covenants and agreements herein on the part of Buyer to be complied with or performed on or before the Closing Date shall have been fully complied with and performed.

         7.3      BUYER'S CERTIFICATE.

         There shall be delivered to Seller a certificate dated as of the Closing Date and signed by the President or a Vice President of Buyer to the effect that the conditions set forth in SECTION 7.1 and 7.2 have been met, which certificate shall have the effect of a representation and warranty made by Buyer on and as of the Closing Date.

         7.4      LITIGATION.

         As of the Closing Date, there shall not be pending or threatened any litigation in any court or any proceeding before any Agency in which it is sought to restrain, invalidate, set aside or obtain damages in respect of the consummation of the purchase and sale of the IFE Assets or the other transactions described herein.

         7.5      ESCROW AGREEMENT.

         Seller, Buyer and Bankers Trust Company, N.A., Des Moines, Iowa shall have executed and delivered the Escrow Agreement in substantially the form attached hereto as Exhibit C.


                                  ARTICLE VIII


                                     CLOSING


         8.1      DATE AND PLACE OF CLOSING.

         Subject to satisfaction or waiver of all the other conditions to the obligations of the parties set out in Articles VI and VII, the purchase and sale of the IFE Assets pursuant to this Agreement shall be consummated at a closing (the "CLOSING") to be held at such place as the parties may agree within 5 business days of the date of satisfaction of the condition set forth in Section
6.6 or such other date as may be mutually agreed to by the parties (the "CLOSING DATE"). Title to the IFE Assets shall pass from Seller to Buyer as of the Closing Date. Risk of loss of the IFE Assets shall remain with Seller until the Closing Date. The parties shall use their respective reasonable endeavours to satisfy the conditions, in the case of Seller, set out in Article VI and, in the case of Buyer, set out in Article VII as soon as practicable following this Agreement having been entered into.

         8.2      SELLER'S PERFORMANCE.

         At the Closing, concurrently with the performance by Buyer of its obligations to be performed at the Closing, Seller shall:

         (a) CONVEYANCES. Execute and deliver to Buyer, in form and substance acceptable to Buyer (i) the Bill of Sale conveying to Buyer the IFE Assets; (ii) the Assumption Agreement assigning to Buyer the IFE Contracts and License and Distribution Agreements; and (iii) all other assignments, endorsements and instruments of transfer as shall be necessary or appropriate to carry out the intent of this Agreement and as shall be sufficient to vest in Buyer title to all of the IFE Assets and all right, title and interest of Seller thereto.

         (b) BOOKS AND RECORDS. Deliver to Buyer all IFE Documentation that are in Seller's possession or under its control.

         (c) CERTIFICATE. Execute and deliver the certificate referred to in SECTION 6.4.

         (d) OTHER ACTION. Take all such other steps as may be necessary or appropriate to put Buyer in actual and complete ownership and possession of the IFE Assets.

         (e) CONSENTS. Deliver to Buyer copies of all consents and approvals required by SECTION 6.6.

         (f) ENCUMBRANCES. Seller will deliver to Buyer the written release (or termination or amendment of financing statement) of the IFE Assets from any Encumbrance, in a form satisfactory to Buyer and within 7 days of Closing shall file with the appropriate entity the necessary UCC financing amendment form (or other such equivalent form) which releases the IFE Assets from any such Encumbrance and shall deliver a copy to Buyer.

         (g)      ESCROW AGREEMENT.  Execute and deliver the Escrow Agreement.

         (h) OPINION OF COUNSEL. Cause the delivery of the opinion of counsel required by Section 6.9.

         8.3      BUYER'S PERFORMANCE.

         At the Closing, concurrently with the performance by Seller of its obligations to be performed at the Closing, Buyer shall:

         (a) PURCHASE PRICE. Deliver to Seller the Purchase Price as specified in SECTION 2.1.

         (b) ASSUMPTION AGREEMENT. Execute and deliver to Seller the Assumption Agreement.

         (c) CERTIFICATES. Execute and deliver the certificate referred to in SECTION 7.3.

         (d) ESCROW AGREEMENT. Execute and deliver the Escrow Agreement and deposit the Post Closing Escrow Deposit with the Escrow Agent in accordance with the Escrow Agreement.

         8.4      FURTHER ASSURANCES.

         In addition to the foregoing, at any time and from time to time, at or after the Closing, upon request of Buyer, Seller shall, at the expense of Buyer, take such further actions and execute and deliver such further documents as may reasonably be required in order to vest in and confirm to Buyer full and complete title to, possession of and the right to use the IFE Assets or otherwise carry out the transactions contemplated hereby. At any time and from time to time, at or after the Closing, upon request of Seller, Buyer shall take such further actions and execute and deliver such further documents as may reasonably be required in order to assure and confirm to Seller the assumption by Buyer of the obligations to render performance that are to be assumed by Buyer pursuant to this Agreement.

         8.5      TRANSFER TAXES AND SIMILAR CHARGES.

         All costs of transferring the IFE Assets in accordance with this Agreement, including recordation, transfer and documentary taxes and fees and any excise, sales or use or intangible taxes, shall be borne by Buyer. Buyer shall respond to or defend against any action or proceeding brought by any Agency relating to any costs of transferring the IFE Assets and the costs of such response or defence shall be borne by Buyer. The value for the tangible personal property to be conveyed hereunder for purposes of Iowa sales tax reporting shall be consistent with the allocation of the Purchase Price in accordance with SECTION 2.2.


                                   ARTICLE IX


                          SURVIVAL AND INDEMNIFICATION


         9.1      SURVIVAL.

         All representations, and warranties, made in or pursuant to this Agreement or in any certificate furnished pursuant hereto shall survive for a period of two (2) years after the Closing Date, and shall not be modified, waived or extinguished by the Closing or by any investigation made by or on behalf of any party hereto. Buyer or Seller may pursue any claim or action under this Article IX after the expiration of such two-year period if the party asserting the claim has first given the other party a notice of such claim, which reasonably identified the claim, prior to the expiration of such two-year period.

         9.2      BUYER'S LOSSES.

         Seller agrees to indemnify and defend Buyer against and hold Buyer harmless from any and all damages (including, without limitation, amounts paid in settlement with Seller's consent), losses, obligations, liabilities, liens, deficiencies, costs and expenses, including without limitation reasonably attorneys' fees (hereinafter referred to collectively as "BUYER'S LOSSES"), suffered, incurred or paid by Buyer by reason of (i) any Seller's Representation being untrue or incorrect in any material respect; (ii) any failure by Seller to observe or perform its covenants and agreements set forth in this Agreement; or
(iii) any failure by Seller to satisfy and discharge any liability or obligation not expressly assumed by Buyer pursuant to this Agreement.

         9.3      SELLER'S LOSSES.

         Buyer agrees to indemnify and defend Seller and hold Seller harmless from, any and all damages (including without limitation, amounts paid in settlement with Buyer's consent), losses, obligations, liabilities, claims, deficiencies, costs and expenses, including without limitation reasonable attorneys' fees (hereinafter referred to collectively as "SELLER'S LOSSES") suffered, incurred or paid by Seller by reason of (i) any Buyer's Representation being untrue or incorrect in any material respect; (ii) any material failure by Buyer to observe or perform its covenants and agreements set forth in this Agreement; or (iii) any failure by Buyer to satisfy and discharge any liability or obligation expressly assumed by Buyer pursuant to this Agreement.

         9.4      NOTICE OF LOSS.

         Upon receipt by an Indemnified Party of notice of any action, suit, proceeding, claim, demand or assessment that might give rise to a claim for indemnity pursuant to this Article IX, the Indemnified Party shall give written notice thereof within 20 days to the Indemnifying Party indicating the nature of such claim and the basis therefore. Any delay or failure to so notify the Indemnifying Party shall relieve the Indemnifying Party of its obligations hereunder only to the extent, if at all, that the Indemnifying Party is prejudiced by reason of such delay or failure. With respect to Buyer's Losses, Seller shall be the "INDEMNIFYING PARTY" and Buyer shall be the "INDEMNIFIED PARTY". With respect to Seller's Losses, Buyer shall be the "INDEMNIFYING PARTY" and Seller shall be the "INDEMNIFIED PARTY".

         9.5      RIGHT TO DEFEND.

         Upon receipt of notice of any suit, action, investigation, claim or proceeding for which indemnification might be claimed by an Indemnified Party, the Indemnifying Party shall be entitled promptly to defend against such suit, action, investigation, claim, or proceeding at its own cost and expense. The Indemnified Party shall have the right, but not the obligation, to participate at its own expense in a defence thereof by counsel of its own choosing, but the Indemnifying Party shall be entitled to control the defense unless the Indemnified Party has relieved the Indemnifying Party from liability with respect to the particular matter or the Indemnifying Party fails to assume defense of the matter. In the event the Indemnifying Party shall fail to defend in a timely manner against any such suit, action, investigation, claim or proceeding, the Indemnified Party shall have the right, but not the obligation, to defend, contest, or otherwise protect against the same and make any compromise or settlement thereof and recover the entire cost thereof from the Indemnifying Party, including reasonable attorneys' fees and all amounts paid as a result of such suit, action, investigation, claim or proceeding or the compromise or settlement thereof. In the event that the Indemnifying Party undertakes the defence of such matters, the Indemnified Party shall not be entitled to recover from the Indemnifying Party any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defence thereof other than the reasonable costs of investigation undertaken by the Indemnified Party with the prior written consent of the Indemnifying Party. No settlement to be entered into by the Indemnified Party or the Indemnifying Party shall be executed unless the terms thereof include an unconditional release of the other party unless the other party consents thereto.

         9.6      LIMITATIONS ON LIABILITY.

         Buyer's right to indemnification under this Article IX for Buyer's Losses resulting from the circumstances, actions or failures to act described in
SECTION 9.2 shall be limited to an amount not to exceed the Purchase Price. Seller's right to indemnification under this Article IX for Seller's Losses resulting from the circumstances, actions or failures to act described shall be limited to an amount not to exceed the Purchase Price. The parties agree that the Post Closing Escrow may be charged for any amounts due to Buyer from Seller pursuant to this Article IX provided that any such charge shall not be Buyer's exclusive remedy in enforcing Seller's obligations for indemnification of Buyer hereunder.


                                    ARTICLE X


                                   TERMINATION


         10.1     CAUSES FOR TERMINATION.

         This Agreement may be terminated at any time on or prior to the Closing
Date:

         (a)      by the mutual consent in writing of Buyer and Seller;

         (b) by Buyer by written notice to Seller if any federal, state or provincial court or governmental or regulatory authority of competent jurisdiction shall issue an injunction or order preventing the sale of the IFE Assets to Buyer;

         (c) by Buyer or Seller by written notice to the other party if the other party has breached any of its representations or warranties set forth in this Agreement and has failed to promptly cure such breach; or

         (d) by Buyer or Seller if the Closing has not occurred on or before the expiry of forty-five (45) days after the date this Agreement was entered into.

         10.2     EFFECT OF TERMINATION.

         In the event of the termination of this Agreement pursuant to the provisions of SECTION 10.1, this Agreement shall be deemed null, void and of no further force or effect, except for SECTION 11.1, which shall not be affected by termination of this Agreement, and except that no termination of this Agreement shall relieve any party hereto of liability for a breach by such party of any of its covenants or agreements contained in this Agreement or limit or impair any remedy which any other party hereto may have for such breach.


                                   ARTICLE XI


                                  MISCELLANEOUS


         11.1     EFFORTS TO CLOSE.

         Buyer and Seller shall use all reasonable efforts to cause the conditions to the obligations of Buyer and Seller under this Agreement to be satisfied in a timely manner and to do or cause to be done all things necessary or advisable to consummate the transactions contemplated by this Agreement.

         11.2     GUARANTEE

         SNAP 2 hereby unconditionally and irrevocably guarantees the obligations of ISES under this Agreement as they come due.

         11.3     EXPENSES.

         Except as otherwise expressly provided herein, Seller and Buyer shall each pay its own expenses in connection with the preparation of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, fees of its own counsel, auditors and other experts, whether or not such transactions are consummated.

         11.4     SUCCESSORS AND ASSIGNS.

         The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto. Nothing in this Agreement, express or implied, is intended to confer any rights or remedies upon any party, other than the parties hereto and their respective successors and assigns. Seller acknowledges that Buyer has the right to assign its rights and obligations under this Agreement only to an entity affiliated with Buyer. Neither party shall otherwise have the right to assign its rights and obligations under this Agreement without the prior written consent of the other party provided that in the event of the sale of the IFE business by the Buyer, it shall have the rights to assign, as part of the same transaction, the license set out in Article 1.1(c) to the purchaser of the IFE business. The Buyer shall further have the right to sub-contract and sub-license its rights under Article 1.1(c).

         11.5     COUNTERPARTS.

         This Agreement may be executed in one or more counterparts and it shall not be necessary for all parties to execute the same counterpart. Each such counterpart shall be deemed to be an original document, but all of such counterparts shall constitute a single agreement.

         11.6     AMENDMENT.

         This Agreement may not be modified or amended except in writing signed by the parties hereto.

         11.7     NUMBER, GENDER.

         Whenever the context hereof shall so require, the singular shall include the plural, the male gender shall include the female gender and the neuter, and vice versa.

         11.8     GOVERNING LAW.

         This Agreement shall be governed by and interpreted in accordance with the laws of the State of Iowa.

         11.9     WAIVER, ESTOPPEL.

         No term or condition of this Agreement shall be deemed to have been waived nor shall there be any estoppel to enforce any provision of this Agreement except by written instrument of the party charged with such waive or estoppel.

         11.10    NOTICES.

         Any notice given pursuant to this Agreement must be in writing and may be given by registered or certified mail or by facsimile, and if given registered or certified mail, shall be determined to have been given and received when a registered or certified letter containing such notice, properly addressed with postage prepaid, is deposited in the United States mails; and if given otherwise than by registered or certified mail, it shall be deemed to have been given when delivered to and received by the party to whom addressed. Such notices shall be given to the parties hereto at the following addresses:

                  (a)      If to Seller:

                                    Dean R. Grewell, III, President
                                    SNAP2 Corporation
                                    10641 Justin Drive
                                    Urbandale, Iowa 50322
                                    Tel: (515) 331-0560
                                    Fax: (515) 331-3901

                           with a copy to:

                                    Gregory P. Page
                                    Nyemaster, Goode, Voigts, West, Hansell &
                                      O'Brien, P.C.
                                    700 Walnut, Suite 1600
                                    Des Moines, Iowa 50309-3899
                                    Tel: (515) 283-3165
                                    Fax: (515) 283-3108

                  (b)      If to Buyer:

                                    Ian Walberg
                                    President
                                    Inflight Digital Limited
                                    44 North Street
                                    Chichester, West Sussex, U.K.
                                    Tel: 44-124-353-8916
                                    Fax: 44-124-353-8404

                           with a copy to:

                                    Rachelle Sellek
                                    M and A Solicitors
                                    Kenneth Pollard House
                                    5-19 Cowbridge Road
                                    East Cardiff, CF11 9AB
                                    Tel: (029) 20-66-57-93
                                    Fax: (029) 20-66-57-98

Any party hereto may, by giving five (5) days written notice to the other party, designate any other address in substitution of the foregoing address to which such notice shall be given.

         11.11    TIME OF THE ESSENCE.

         Time is of the essence in the performance of the obligations of the parties under this Agreement.

         11.12    REMEDIES FOR PRE-CLOSING BREACH OF REPRESENTATION WARRANTY.

         Notwithstanding any other provision contained herein, if prior to the Closing, a party (the "NON-BREACHING PARTY") shall become aware of any breach of any of the other party's representations or warranties contained herein (a "PRE-CLOSING BREACH"), whether by virtue of the Non-Breaching Party's due diligence investigation or otherwise, and if the Pre-Closing Breach is not cured, the exclusive remedy of the Non-Breaching party shall be to terminate the Agreement pursuant to SECTION 10.1(c). Failure to terminate the Agreement in accordance with SECTION 10.1(c) shall constitute a waiver of the Pre-Closing Breach.

         11.13    ANNOUNCEMENTS

         Subject to Seller's obligations to make periodic reports under the Securities and Exchange Act of 1934, as amended, the parties mutually agree that no press or public announcements shall be made by either of them in relation to this Agreement or the transactions referred to in this Agreement without the text of the same having first been approved in writing by the other (and approval shall be given in the case of Seller by Dean R. Grewell III and in the case of Buyer by Ian Walberg).

         IN WITNESS WHEREOF, each of the parties hereto have caused this Agreement to be executed as of the date first written above.

SELLER:  SNAP2 CORPORATION                  ISES CANADA INCORPORATED


By: /s/ Dean R. Grewell, III               By: /s/ Dean R. Grewell, III
    -------------------------------            -------------------------------
    Dean R. Grewell, III, President            Dean R. Grewell, III, President




                         BUYER: INFLIGHT DIGITAL LIMITED



                        By: /s/ Ian Walberg
                            -----------------------
                            Ian Walberg, President

                                  SCHEDULE 2.2

                          ALLOCATION OF PURCHASE PRICE



         Games                                      Purchase Price Allocation
         -----                                      -------------------------
1.       Backgammon                                          5.9%
2.       Blackjack                                           5.9%
3.       Chinese Solitaire                                   5.9%
4.       Crossword                                           5.9%
5.       Hangman                                             5.9%
6.       Keno                                                5.9%
7.       Noisy Farm                                          5.9%
8.       Noughts & Crosses (a.k.a. Tic Tac Toe)              5.9%
9.       Othello                                             5.9%
10.      Poker                                               5.9%
11.      Professional Gold Digger                            5.9%
12.      Slots                                               5.9%
13.      Solitaire                                           5.9%
14.      Tetris-TM-                                          5.9%
15.      Trivia                                              5.8%
16.      Twins Cafe Match Game                               5.8%
17.      Zero G                                              5.8%

         OTHER ASSETS                                       $1.00


                                  SCHEDULE 3.7

                              INTELLECTUAL PROPERTY



Royalty Payments to Tetris and Lonely Planet

         LIST OF ASSETS:   (See Attached)

         CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR THIS EXHIBIT

                                  SCHEDULE 3.8

                             SCHEDULE OF LITIGATION



         None.

                                    EXHIBIT A


                                  BILL OF SALE


         This BILL OF SALE is made as of _____________, 2001 by and between SNAP2 CORPORATION., a Nevada corporation and ISES Canada Incorporated, a Canadian corporation organized under the laws of the Province of Ontario (collectively "Seller") and INFLIGHT DIGITAL LIMITED, a company incorporated under the laws of England and Wales ("Buyer").

         WHEREAS, Seller and Buyer are parties to that certain Asset Purchase Agreement, dated as of August __, 2001, as amended (the "Agreement"), pursuant to which Seller has agreed to sell, and Buyer has agreed to buy the IFE Assets used in connection with the operation of Seller's IFE Business. Capitalized terms used herein, unless separately defined herein, shall have the meanings ascribed to them in the Agreement.

         NOW THEREFORE, in consideration of the payment by Buyer of the Purchase Price, the receipt and sufficiency of which are hereby acknowledged, and in further consideration of the mutual covenants and agreements contained in the Agreement, Seller hereby sells, assigns, transfers, conveys and delivers to Buyer, free and clear of all liens, encumbrances and security interests (except as provided in the Agreement), all of Seller's IFE Assets and rights of every kind and nature, real, personal, and mixed, tangible and intangible, of every type and description owned by Seller or in which Seller has an interest which are used or held for use in connection with the IFE business and operations of Seller, including, without limitation, the following:

         (i)      The IFE Contracts described in Section 1(a) of the Agreement;

         (ii) The License and Distribution Agreements described in Section 1(b) of the Agreement;

         (iii) A perpetual, royalty-free exclusive world-wide license to use the Intellectual Property described in Section 1(c) of the Agreement for IFE business;

         (iv)     The IFE Documentation described in Section 1(d) of the
Agreement;

         (v) All IFE Tangible Property and physical assets wherever located, utilized solely in Seller's IFE business and more specifically described in Schedule A hereto; and

         (vi) All goodwill relating to the IFE Business described in Section 1(e) of the Agreement.

         There shall, however, be excluded from such purchase and sale the following property owned or used by Seller (the "EXCLUDED ASSETS"):

         (i) Seller's corporate franchise, stock record books, corporate record books, including minutes of meetings of directors and stockholders, and such other records as deal exclusively with Seller's organization or stock capitalization; and

         (ii)     All other assets not utilized solely in Seller's IFE business.

         This sale is in accordance with and is subject to all the representations, warranties, covenants and exclusions set forth in the Agreement.

         This Bill of Sale shall be binding upon Seller, its successors and assigns, and shall inure to the benefit of Buyer, its successors and assigns.

         IN WITNESS WHEREOF, Seller and Buyer have caused this Bill of Sale to be executed by its duly authorized officer as of the day and year first above written.


SELLER:

SNAP2 CORPORATION                           ISES CANADA INCORPORATED



By:                                         By:
   -------------------------------             -------------------------------
      Name:  Dean R. Grewell, III           Name:
      Title: President                           -----------------------------
                                            Title:
                                                  ----------------------------


                              BUYER:

                              INFLIGHT DIGITAL LIMITED



                              By:
                                  -------------------------------
                                  Name: Ian Walberg
                                  Title: President

                                    EXHIBIT B

                       ASSIGNMENT AND ASSUMPTION AGREEMENT


         THIS ASSIGNMENT AND ASSUMPTION AGREEMENT is made as of _____________, 2001 by and between SNAP2 CORPORATION, a Nevada corporation and ISES Canada Incorporated, a Canadian corporation organized under the laws of the Province of Ontario (collectively "Seller") and INFLIGHT DIGITAL LIMITED, a company incorporated under the laws of England and Wales ("Buyer").

         WHEREAS, pursuant to an Asset Purchase Agreement dated as of August ___, 2001 (the "Purchase Agreement"), made between Seller and Buyer, Seller agreed to sell, and Buyer agreed to purchase certain IFE Assets; owned by Seller, as more fully described in the Purchase Agreement;

         WHEREAS, the Purchase Agreement provides that certain IFE Contracts and License and Distribution Agreements will be transferred by the Seller to the Buyer;

         WHEREAS, Section 1.3 of the Purchase Agreement provides, among other things, that the Buyer shall, as of the date hereof, assume certain of Seller's obligations and liabilities accruing after the Closing Date under the assumed IFE Contracts and License and Distribution Agreements.

         NOW, THEREFORE, in consideration of the promises, covenants and agreements contained in the Purchase Agreement, the closing of the transactions contemplated by the Purchase Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties, Seller and Buyer agree as follows:

         1. All capitalized words and phrases used but not defined herein shall have the meaning attributed thereto in the Purchase Agreement.

         2. Seller hereby assigns and transfers to Buyer all of the obligations and liabilities of Seller accruing after the date hereof under the IFE Contracts referred to in Section 1(a) of the Purchase Agreement and the License and Distribution Agreements referred to in Section 1(b) of the Purchase Agreement.

         3. Buyer hereby assumes and agrees to perform the obligations and liabilities of the Seller arising on or after the date hereof under the IFE Contracts referred to in Section 1(a) of the Purchase Agreement and the License and Distribution Agreements referred to in Section 1(b) of the Purchase Agreement, subject to the terms of Section 1.3 and the other terms and provisions of the Purchase Agreement.

         4. Seller and Buyer shall execute and deliver from time to time hereafter, upon reasonable request, all such further documents and instruments, and shall do and perform all such acts as may be necessary, to give full effect to the intent and meaning of the Purchase Agreement and this Assignment and Assumption Agreement.

         5. This Assignment and Assumption Agreement is executed and delivered by Seller and Buyer pursuant to the Purchase Agreement, subject to the covenants, representations and warranties thereof. No provisions set forth herein shall be deemed to enlarge, alter or amend the terms or provisions of the Purchase Agreement. In the event of any conflict between the provisions herein and the Purchase Agreement, the provisions of the Purchase Agreement shall control.

         6. This Assignment and Assumption Agreement shall be governed by and construed in accordance with the laws of the State of Iowa.

         7. This Assignment and Assumption Agreement may be executed in several counterparts, all of which taken together shall constitute one instrument.

         IN WITNESS WHEREOF, the parties have caused this Assignment and Assumption Agreement to be executed and delivered by their duly officers as of the day and year first above written.

SELLER:

SNAP2 CORPORATION                           ISES CANADA INCORPORATED


By:                                         By:
   ------------------------------------        --------------------------------
   Name:  Dean R. Grewell, III              Name:
   Title: President                              ------------------------------
                                            Title:
                                                  -----------------------------


                                  BUYER:

                                  INFLIGHT DIGITAL LIMITED


                                  By:
                                     ----------------------------------
                                     Name: Ian Walberg
                                     Title: President

                                    EXHIBIT C

                                ESCROW AGREEMENT

TO:      Bankers Trust Company
         P.O. Box 897
         665 Locust Street
         Des Moines, Iowa  50304

The following property is deposited with you by the undersigned in their joint names:

         1. $150,000 by wire transfer pursuant to Section 2.1(a) of Asset Purchase Agreement dated as of August _____, 2001 ("Purchase Agreement") by and among SNAP2 Corporation, a Nevada corporation ("SNAP2"), ISES Canada Incorporated, a company incorporated under the laws of the Province of Ontario, Canada ("ISES") (SNAP2 and ISES being the Sellers under the Purchase Agreement) and Inflight Digital Limited, a company incorporated under the laws of England and Wales ("Buyer").

         2. $_________ by wire transfer pursuant to Section 6.6 of the Purchase Agreement.

A copy of the Purchase Agreement has been provided to you in your capacity as the Escrow Agent contemplated by Section 2.1(a) thereof.

Cash and other property, if any, as identified from time to time by SNAP2 and Buyer.

As Escrow agent, you are hereby directed to hold (in accordance with the Investment Direction attached hereto as Exhibit A and by this reference incorporated herein), deal with and dispose of the aforesaid property and any other property at any time held by you hereunder in the following manner subject, however, to the terms and conditions hereinafter set forth:

                              TERMS AND CONDITIONS
                              --------------------

1. Your duties and responsibilities shall be limited to those expressly set forth in these Escrow Instructions, and you shall not be subject to, nor obliged to recognize, any other agreement between, or direction or instruction of, any or all of the parties hereto even though reference thereto may be made herein; provided, however, with your written consent, these escrow instructions may be amended at any time or times by an instrument in writing signed by all the then parties in interest.

2. You are authorized, in your sole discretion, to disregard any and all notices or instructions given by any of the undersigned or by any other person, firm or corporation, except only such notices or instructions as are hereinabove provided for and orders or process of any court entered or issued with or without jurisdiction. If any property subject hereto is at any time attached, garnished, or levied upon under court order or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by any court affecting such property or any part thereof, then and in any of such events you are authorized, in your sole discretion, to rely upon and comply with any such order, writ, judgment or decree which you are advised by legal counsel of your own choosing is binding upon you; and if you comply with any such order, writ, judgment or decree you shall not be liable to any of the parties hereto or to any other person, firm or corporation by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated.

3. You shall not be personally liable for any act taken or omitted hereunder if taken or omitted by you in good faith and in the exercise of your own best judgment, provided that any such action does not constitute gross negligence or willful misconduct. You shall also be fully protected in relying upon any written notice, demand, certificate or document which you in good faith believe to be genuine.

4. Unless otherwise specifically indicated herein you shall proceed as soon as practicable to collect any checks or other collection items, if any, at any time deposited hereunder. All such collections shall be subject to the usual collection agreement regarding items received by your commercial banking department for deposit or collection. You shall not be required or have a duty to notify anyone of any payment or maturity under the terms of any instrument deposited hereunder, nor to take any legal action to enforce payment of any check, note or security deposited hereunder.

5. You shall not be responsible for the sufficiency or accuracy of the form, execution, validity or genuineness of documents or securities now or hereafter deposited hereunder, if any, or of any endorsement thereon, or for any lack of endorsement thereon, or for any description therein, nor shall you be responsible or liable in any respect on account of the identity, authority or rights of the persons executing or delivering or purporting to execute or deliver any such document, security or endorsement or these escrow instructions.

6. Any notices which you are required or desire to give hereunder to any of the undersigned shall be in writing and may be given by mailing the same to the address indicated below opposite the signature of such undersigned (or to such other address as said undersigned may have theretofore substituted therefore by written notification to you), by United States mail, postage prepaid. For all purposes hereof any notice so mailed shall be as effectual as though served upon the person of the undersigned to whom it was mailed at the time it is deposited in the United States mail by you whether or not such undersigned thereafter actually receives such notice. Notices to you shall be in writing and shall not be deemed to be given until actually received by your trust department employee or officer who administers this escrow. Whenever under the terms hereof the time for giving a notice or performing an act falls upon a Saturday, Sunday, or holiday, such time shall be extended to the next business day.

7. If you believe it to be reasonably necessary to consult with counsel concerning any of your duties in connection with this escrow, or in case you become involved in litigation on account of being Escrow Agent hereunder or on account of having received property subject hereto, then in either case, your costs, expenses, and reasonable attorney's fees shall be paid by SNAP2, Buyer and Bankers Trust proportionately.

8. You shall be paid a reasonable fee of $750.00 for your services hereunder by SNAP2. The fees will be paid by SNAP2 upon receipt of the fee bill being faxed from Bankers Trust.

9. If you receive a joint notice from SNAP2 and Buyer stating that any claim under the Purchase Agreement has been admitted by Seller or evidence reasonably acceptable that any such claim has been finally awarded by any court of competent jurisdiction or in any arbitration in favour of Buyer, then you shall distribute funds to the amount so admitted or awarded up to the maximum of the amount of this Escrow being, in relation to claims under Section 6.6 of the Purchase Agreement, the amount deposited under that section and, in relation to any other claims, the amount deposited under Section 2.1(a) of the Purchase Agreement and to pay the balance (or if there are no claims at the relevant dates outstanding the full amount) to SNAP2 at the times and in the amounts indicated in Section 2.1(c)(i) of the Purchase Agreement.

10. Interest accrued on the amount deposited in this Escrow (less any tax thereon which you may be required by law to deduct) will be paid by you to SNAP2 and/or the Buyer in proportion to the amount (other than costs) paid to them pursuant to paragraph 9 above.

11. These escrow instructions shall be construed, enforced, and administered in accordance with the laws of the State of Iowa.

Dated at Des Moines, Iowa, August 24, 2001

         Parties to Escrow                            Address
         -----------------                            -------

         SNAP2 CORPORATION                        10641 Justin Drive
                                                  Des Moines, Iowa 50322

         ISES CANADA INCORPORATED                 10641 Justin Drive
             c/o SNAP2 CORPORATION                Des Moines, Iowa 50322

         Inflight Digital Limited                 44 North Street
                                                  Chichester West Sussex, U.K.

       Bankers Trust Company, N.A                 665 Locust Street
       Attn: Patty Ashbaugh                       Des Moines, Iowa 50309

       BANKERS TRUST, ESCROW AGENT                            SNAP2 CORPORATION

BY:                                               BY:
   ----------------------------                      --------------------------
         TITLE: VICE PRESIDENT                    TITLE:
                                                        -----------------------
                                                  TAX ID #:
                                                           --------------------

ISES CANADA INCORPORATED                             INFLIGHT DIGITAL LIMITED

BY:                                               BY:
   ------------------------                          --------------------------
TITLE:                                            TITLE:
      ---------------------                             -----------------------

RECEIPT




The undersigned Escrow Agent hereby acknowledges receipt of the property described in the above Escrow Instructions and agrees to hold, deal with and dispose of said property and other property at any time held by it hereunder in accordance with the foregoing Escrow Instructions.


                              Dated at Des Moines, Iowa,


                              ----------------------------, 20__.



                              Bankers Trust Company

                              By
                                --------------------------






ATTEST:


-------------------------------

Executed in ________ copies

                              INVESTMENT DIRECTION


All funds held in the account are to be invested in the Fidelity Institutional Money Market Government Fund CL I.

SNAP2 CORPORATION


BY:
   ---------------------------------                 --------------------------
Dean R. Grewell, III, President                      Date


INFLIGHT DIGITAL LIMITED


BY:
   ---------------------------------                 --------------------------
Ian Wahlberg, President                              Date

                                    EXHIBIT D

                       FORM OF OPINION OF SELLER'S COUNSEL


                                                 __________, 2001


INFLIGHT DIGITAL LIMITED
44 North Street
Chichester, West Sussex, United Kingdom


         Re: Asset Purchase Agreement dated ____________, 2001 between SNAP2 Corporation as a Seller and Inflight Digital Limited as Buyer

Gentlemen:

         This opinion is furnished to you pursuant to Section 6.9 of the Asset Purchase Agreement dated August ___, 2001 (herein called the "Agreement") by and between SNAP2 Corporation, (herein called the "Company"), and you.

         We have acted as counsel for the Company in connection with its sale and license (as applicable) to you of its IFE Assets as defined in and contemplated by the Agreement. As such counsel, we have reviewed the Agreement and the corporate proceedings of the Company relating to the authorization and approval by the Board of Directors of the Company of the transaction contemplated by the Agreement. We have examined the originals or copies certified or otherwise authenticated to our satisfaction of the Articles of Incorporation and By-Laws of the Company, resolutions adopted by the Board of Directors, including the respective documents submitted thereto for approval or ratification, and certificates or letters of public officials.

         As to questions of fact relating to the Company which are material to our opinion, we have relied solely upon the representations and warranties of the Company in the Agreement and documents referred to therein. In rendering our opinion, we have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity with genuine and authentic originals of all documents submitted to us as copies; we have assumed the due authorization, execution and delivery of the Agreement and the documents referred to therein by you, the binding effect of such documents on you and the enforceability thereof against you; we have made no independent investigation as to the accuracy for completeness of any certificates, representations, data or other information, written or oral, made or furnished in connection with the Agreement or otherwise, and we have assumed that none of such information contains any untrue statement of a material fact or omits a material fact necessary to make the statements made not misleading.

         Based upon the foregoing assumptions and limitations and subject to the further limitations set forth below, we are of the opinion that:

         1. The Company is a corporation organized under the laws of Nevada in good standing under the laws of such State and is authorized to transact business in the State of Iowa as a foreign corporation.

         2. The Company is validly existing and has all requisite corporate power to own its assets and conduct its business now being conducted and to execute and deliver the Agreement and to consummate the transactions contemplated thereby.

         3. The consummation of the transactions contemplated by the Agreement will not conflict with any term or provision of the Articles of Incorporation by By-Laws of the Company.

         4. The Agreement has been duly executed and delivered by officers of the Company, and has been duly authorized by all necessary corporate action of the Company. The Agreement is a valid, enforceable and binding agreement of the Company except that (i) the validity, enforceability and binding effect of the obligations contained in the Agreement may be limited or affected by bankruptcy, insolvency, reorganization, moratorium or other laws applicable to creditors' rights generally and (ii) the enforceability of any obligations contained in the Agreement, other than for the payment of money, are subject to the principles of equity which may limit the availability of certain equitable remedies (such as specific performance).

         5. We have no knowledge of any action or proceeding which has been instituted or, threatened before any court or governmental authority, which would enjoin or make illegal the performance and consummation of this Agreement.

         6. We have no knowledge of any material pending or threatened litigation against the Company except as disclosed in Schedule 3.8 to the Agreement.

         7. To our knowledge having made reasonable enquiry of the relevant officers of Seller, the share purchase agreement dated June 26, 2001 ("Share Purchase Agreement") for the sale and purchase of all issued and outstanding shares of capital stock of ISES Canada, Incorporated has been entered into between Company as Purchaser in the Share Purchase Agreement and certain individuals as Vendors and such sale and purchase has closed substantially in accordance with the terms of the Share Purchase Agreement.

         We are members of the bar of the State of Iowa only and do not hold ourselves out as experts on the laws of any other State or foreign country. Consequently, we express no opinion with respect to the laws of any jurisdiction other than the State of Iowa and the United States of America.

         In the foregoing opinions, phrases such as "to our knowledge," "known to us," "we know of," "of which we have knowledge" and those with equivalent wording refer to the actual conscious awareness of information by the lawyers of this firm who have prepared this opinion or have been actively involved in assisting and advising the Company in connection with the transaction contemplated by the Agreement. In that regard, we have not undertaken any independent investigation of or inquiry into such matters as are not specifically addressed in numbered paragraphs (1) through (7).

         This opinion is limited to the matters stated herein and no opinion is implied or may be incurred beyond the matters expressly stated herein.

         This opinion is limited in its use to reliance by you in consummating the transaction contemplated by the Agreement. No other person or entity may rely or claim reliance upon this opinion.

         The opinions expressed herein are made as of the date hereof and we do not undertake to update this opinion with respect to any changes of which we may later become aware.




                                Very truly yours,

                                NYEMASTER, GOODE, VOIGTS, WEST, HANSELL
                                 & O'BRIEN, P.C.


                                By:
                                   ----------------------------------
                                         Gregory P. Page